Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of July 27, 2015

by and among

CODE REBEL CORPORATION, a Delaware corporation,

THINOPS RESOURCES LLC, a Texas limited liability company,

and

THOMAS M. MORENO, SOLE MEMBER OF THINOPS RESOURCES LLC

Table of Contents	Page

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INDEX OF EXHIBITS

Exhibit A:	Employment Agreement with Thomas M. Moreno

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of July 27, 2015, is by and among Code Rebel Corporation, a Delaware corporation (the “Buyer”), ThinOps Resources LLC, a Texas limited liability company (the “Company”), and Thomas M. Moreno, the sole member of the Company (the “Member”).  Certain capitalized terms used herein are defined in Section 9.13.

RECITALS

WHEREAS, the Company provides management and technology consulting services, primarily in the virtualization, automation and security fields;

WHEREAS, as of the date of this Agreement, the issued and outstanding membership interests of the Company consist of 100 units (the “Units”);

WHEREAS, as of the date hereof, the Member owns all of the Units; and

WHEREAS, the parties desire to enter into this Agreement to provide for the acquisition by the Buyer of the Company through the purchase by the Buyer from the Member of all of the Units.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Units.  Upon the terms and subject to the conditions of this Agreement, the Member agrees to sell to the Buyer, and the Buyer agrees to purchase from the Member, all of the Units at the Closing (the “Unit Purchase”).  The purchase price (the “Purchase Price”) for the Units is $9,250,000, payable, and subject to offset as provided in Section 9.4, as follows:

(a) The Buyer shall deliver to the Member at Closing (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule) a cash payment in the amount of $750,000, minus all principal, interest and other charges outstanding on the Closing Date in respect of the Company’s indebtedness, which indebtedness will be paid by Company at Closing (the “Closing Cash Payment”).  Payment of the Closing Cash Payment shall be made by wire transfer of immediately available funds to an account designated in writing by the Member prior to the Closing Date.

(b) The Buyer shall deliver to the Member at Closing such number of shares of Common Stock, par value $0.0001 per share, of the Buyer (the “Buyer Common Stock”), arrived at by dividing $8,500,000 by the lesser of (i) the average of the volume-weighted average closing price of the Buyer Common Stock as reported by the Nasdaq Capital Market on each of the ten (10) consecutive trading days ending on the last trading day immediately prior to the Closing Date or (ii) $20.00 (the “Closing Stock Issuance”).

Section 1.2 Closing.

(a) The closing of the Contemplated Transactions (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022, or at such other time, date or place as agreed to in writing by the parties hereto.  At the Closing, the Member will deliver to the Buyer good and valid title to the Units, free and clear of all Encumbrances, together with a certificate(s) for the Units duly endorsed or accompanied by a membership interest power duly endorsed in blank, with any required transfer stamps affixed thereto, or a lost membership interest affidavit executed by the Member in a form reasonably acceptable to the Buyer, against payment of the Closing Payment.

(b) Notwithstanding the foregoing, no fractional shares of Buyer Common Stock shall be issued as part of the Closing Stock Issuance.  Fractional shares to be issued hereunder shall be rounded up to the next whole number.

(c) All options, warrants and rights to purchase securities of the Company will be exercised or terminated prior to or effective upon the Closing Date, and the Buyer shall not assume or have any obligation with respect to such options, warrants or rights.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBER

Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company and the Member, jointly and severally, hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:

Section 2.1 Organization, Etc.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  The Company is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  True and complete copies of the organizational and governing documents of the Company as presently in effect have been heretofore made available to the Buyer.  The Company is not in violation of any term or provision of its organizational or governing documents.

Section 2.2 Capitalization.  The authorized Units of the Company are as set forth in Section 2.2 of the Company Disclosure Schedule.  The Units and the beneficial and record owners thereof are as set forth in Section 2.2 of the Company Disclosure Schedule.  All outstanding shares Units are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for Units of the Company, (b) options, warrants or other rights to purchase or subscribe for securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, Unit holders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of Units to vote, transfer or receive dividends with respect to any Units or with respect to the management or control of the Company.

Section 2.3 Company Subsidiaries.  The Company has no subsidiaries and does not own any equity interest in any other Person.

Section 2.4 Authority Relative to this Agreement.  The Company has all requisite limited liability company or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions.  The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required limited liability company or other action on the part of the Company and no other limited liability company or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions.  This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 2.5 Consents and Approvals; No Violations.  Except as set forth in Section 2.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will (a) violate any provision of the organizational or governing documents of the Company, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to the Company or by which the Company or any of its properties or assets is bound.

Section 2.6 Financial Statements.

(a) The Company has previously delivered or made available to the Buyer true and complete copies of the following: (i) the balance sheets of the Company as of December 31, 2014 and 2013 and the statements of income, members’ equity (deficit) and cash flows of the Company for the years ended December 31, 2014 and 2013 (including, in each case, any notes and schedules thereto), and (ii) the balance sheets of the Company as of March 31, 2015 and June 30, 2015 and the statements of income of the Company for the quarterly periods then ended (collectively, the “Company Financials”). Each of the Company Financials (A) has been prepared from, and is in accordance with, the books and records of the Company, (B) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except, in the case of the unaudited Company Financials, for the absence of footnotes, statements of members’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (C) fairly presents in all material respects the financial position, results of operations, cash flows and changes in members’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the unaudited Company Financials may not contain footnotes, statements of members’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

(b) For the twelve months ended December 31, 2014, the Company had total revenue of at least $2,000,000.  For the twelve months ending December 31, 2015, the Company expects to achieve total revenue of at least $2,500,000.

(c) Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company has no material weaknesses in its internal controls over financial reporting.

Section 2.7 No Undisclosed Liabilities; Discharge of Obligations.

(a) The Company has no liabilities, indebtedness or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except as and to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 2.7(a) of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since December 31, 2014.

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money immediately prior to Closing.

(c) Unless otherwise instructed by the Buyer in writing, on or prior to the Closing, the Member shall have provided for the payment in full by the Company of the indebtedness (including all accrued interest and obligations through the Closing Date) of the Company.  The Member shall have also provided for the termination of all Encumbrances of record on the properties of the Company.  All liens or UCC filings against the Company shall have been terminated as of the Closing.  Unless otherwise paid or discharged in full, any such payments shall be paid by the Buyer and subtracted from the Closing Cash Payment.

Section 2.8 Absence of Certain Changes.  Since December 31, 2014, except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company has not (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, securities, property or any combination thereof) in respect of any Units, or redeemed or otherwise acquired any Units, (d) incurred any indebtedness for borrowed  money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, Officers or employees except for any increases for employees (other than the Member) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Member) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $25,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any Officer or key employee resign or terminate employment, (o) acquired, sold, leased or disposed of any assets outside the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

Section 2.9 Compliance with Law.  The Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets.  Neither the Company nor the Member nor, to the Knowledge of the Company or the Member, any Officer, director or employee of the Company, in such capacity, has received notice from any Governmental Entity of, or to the Knowledge of the Company or the Member, is charged or threatened with or under investigation with respect to, any violation of any provision of any applicable Law.

Section 2.10 Material Contracts.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its properties or assets is bound, including, without limitation, (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $50,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company during the year ended December 31, 2014 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts the Company’s business or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, and (vi) any joint venture agreement (collectively, the “Material Contracts”). For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by the Company of $25,000 or more with respect to any such Contract.  The Company has made available to the Buyer true, correct and complete copies of all Material Contracts in its possession.  The Company will not have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.

(b) Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles.  Each Material Contract is in full force and effect.

(c) Except as set forth in Section 2.10(c) of the Company Disclosure Schedule, the Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts.  The Company has not received written notice or, to the Knowledge of the Company, a claim in writing against the Company by any party to a Material Contract in respect of any breach or default thereunder.

(d) Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 2.11 Permits.  The Company has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits.  All such Permits are in full force and effect, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

Section 2.12 Litigation.  Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its properties by or before any Governmental Entity.  The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity.  There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of the Company in his or her capacity as such.  There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against the Company by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 2.13 Taxes.  Except as set forth in Section 2.13 of the Company Disclosure Schedule:

(a) The Company has:

(i)           duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii)           duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and

(iii)           properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b) No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed.  There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c) No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return).  There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other Contract or by operation of Law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.

(d) The Company has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e) There is no Encumbrance for any Tax upon any asset or property of the Company, except for any statutory lien for any Tax not yet due.

(f) No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to the Company, any Company Tax or any Company Tax Return.

(g) The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h) Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.

(i) No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j) The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law).  No private letter or other ruling or determination from any Governmental Entity relating to the Company, any Company Tax or any Company Tax Return has been requested or received by the Company.

(k) The Company is not a party to any Contract that (i) results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law or (ii) is or could reasonably be expected to become subject to Code Section 409A or any similar provision of applicable Law.

(l) The Company has no “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(m) No asset of the Company is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n) The Company is not or will not be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit occurring prior to the Closing Date.

(o) The Company is not or has not been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p) The Company has not distributed equity securities of another Person nor has its equity securities been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q) The Company is not or has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

(r) No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.

(s) The Company has never owned an interest in a subsidiary treated as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(t) The Company does not own or has not owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.

(u) The Company has not had any items of income that could constitute subpart F income within the meaning of Code Section 952.

Section 2.14 Title to Properties; Sufficiency of Assets.

(a) Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances.  Section 2.14 of the Company Disclosure Schedule contains a complete and correct list of all real property leased by the Company.  The Company does not own or has never owned any real property.  True, correct and complete copies of all lease agreements, including all amendments and modifications thereto, for all leased real property (the “Leases”) have been made available to the Buyer.  All rents due under the Leases have been paid.  The Company enjoys undisturbed possession of its leased real properties and is in compliance in all material respects with the terms of the Leases, and all Leases are in full force and effect.  Each Lease constitutes the valid, legally binding and enforceable obligation of the Company party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles.  No party to any Lease has given written notice to the Company or made a claim in writing against the Company in respect of any breach or default thereunder.

(b) All tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used.  The Company’s assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct its business following the Closing Date in substantially the same manner as currently conducted.

Section 2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Schedule identifies all Intellectual Property other than (i) widely available, commercial off-the-shelf third-party Software licensed to the Company on a non-exclusive basis or (ii) any open source Software licensed to the Company (collectively, (i) and (ii) are referred to as the “Licensed Intellectual Property”).  Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles.  The Company is not, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b) All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.”  Section 2.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding Internet domain names) and applications for, the registration of Trademarks, the registration number and registration date, or the application number and application date related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names.  All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth in Section 2.15(b) of the Company Disclosure Schedule, is valid and in full force and effect.  To the Knowledge of the Company, all of the other rights within the Company Intellectual Property are valid and subsisting.  The Company is not subject to any Law that restricts or impairs the use of any Owned Intellectual Property.  All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded.  The Company has not filed an application to register any new Trademark that was not previously registered.

(c) The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances.  The Company Intellectual Property constitutes all the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted.  None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will result in the release or disclosure of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.

(d) Section 2.15(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.

(e) The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property.

(f) No current or former member, officer, director, consultant, employee or vendor of the Company has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company.

(h) The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party.  There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

(i) A complete list of the proprietary software of the Company is set forth in Section 2.15(i) of the Company Disclosure Schedule.

Section 2.16 Insurance.  The Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company as currently conducted.  Set forth in Section 2.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by the Company and a description of all material claims under any insurance policy maintained by the Company at any time during the past three years.  All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There are no pending claims under any of such policies.

Section 2.17 Environmental Matters.

(a) There are no environmental conditions, including, without limitation, the presence or release of any Hazardous Materials, on any property currently or formerly leased by the Company or any of its predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.

(b) The Company has no material liability under any Environmental Law nor is it responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise

(c) The Company has not received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including, without limitation, (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.

(d) The Company has made available to the Buyer true, complete and correct copies of all material records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring which, to the Knowledge of the Company, are in its possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by the Company or concerning compliance by the Company with, or liability under, any Environmental Law.

(e) For purposes of this Section 2.17, the following terms shall have the following meanings:

(i) “Environmental Laws” means all foreign, federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(ii) “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 2.18 Employee and Labor Matters.  The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company.  Except as set forth in Section 2.18 of the Company Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving the Company or within the last three years.  All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company.  Except to the extent a failure to correctly characterize or treat would not result in material liability to the Company, all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws.  Except to the extent a failure to correctly classify would not result in material liability to the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

Section 2.19 Employee Plans.

(a) Section 2.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii) all current directors, Officers and employees of the Company; and

(iii) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, equity award, option, equity purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).

(b) In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to the Buyer:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

(c) None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans.

(d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e) All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f) The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws in all material respects.

(g) There are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h) The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i) None of the assets of any Benefit Plan is equity of the Company.

(j) Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).  No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(l) The Company has made available to the Buyer a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company:  base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 2.20 Brokers and Finders.  Neither of the Company nor any of its Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Buyer would be liable.

Section 2.21 Member Vote Required.  The affirmative vote of the Member is the only vote necessary to approve and adopt this Agreement and the Contemplated Transactions.

Section 2.22 Absence of Questionable Payments.  None of the Company or, to the Knowledge of the Company, any member, director, Officer, employee, consultant or other Person acting on behalf of the Company has (a) used any funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law.  None of the Company or, to the Knowledge of the Company, any director, Officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

Section 2.23 Books and Records.  The books of account and other books and records of the Company are complete and accurate in all material respects and have been maintained in accordance with sound business practice, applicable requirements of Law and GAAP consistently applied.

Section 2.24 Bank Accounts; Powers of Attorney.  Section 2.24 of the Company Disclosure Schedule sets forth a true, complete and correct list showing:  (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to the Buyer.

Section 2.25 Customers and Suppliers.  There are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company.  Since December 31, 2014, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.

Section 2.26 Accounts Receivable.  Except as set forth in Section 2.26 of the Company Disclosure Schedule, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are collectible in the ordinary course of business and not subject to set-off or counterclaim.  Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with its prior practice and in accordance with GAAP.

Section 2.27 Certain Transactions.  Except as set forth on Section 2.27 of the Company Disclosure Schedule, none of the Member, Officers or directors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a member, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.

Section 2.28 Reliance.  The foregoing representations and warranties are made by the Company and the Member with the knowledge and expectation that the Buyer is relying upon them.

Section 2.29 Disclosure.  No representation or warranty by the Company or the Member in this Agreement, including the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBER

Except as set forth in the Company Disclosure Schedule, the Member, as to himself only, hereby represents and warrants to Buyer, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:

Section 3.1 Ownership of Units.  The Member owns all of the Units free and clear of all Encumbrances, and, as a result of the Unit Purchase, the Buyer will acquire good, valid and marketable title to such Units free and clear of all Encumbrances, other than those that may be created or incurred by the Buyer.  Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Member has not granted any power of attorney with respect to any of the Units owned by him.

Section 3.2 Authority Relative to this Agreement.  The Member has all requisite right, power and authority to execute and deliver the Transaction Documents to which the Member is a party, to perform the Member’s obligations thereunder and to consummate the Contemplated Transactions.  This Agreement has been, and each of the other Transaction Documents to which the Member is a party will be, duly and validly executed and delivered by the Member and, assuming this Agreement has been, and each of the other Transaction Documents to which the Member is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which the Member is a party will constitute, a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

Section 3.3 Consents and Approvals; No Violations.  None of the execution or delivery of any of the Transaction Documents by the Member, the performance by the Member of any of the Member’s obligations thereunder, or the consummation of any of the Contemplated Transactions by the Member will (a) require the Member to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Member pursuant to, any of the terms, conditions or provisions of any Contract to which the Member is a party or by which the Member or any of the Member’s properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to the Member or by which the Member or any of the Member’s properties or assets is bound.

Section 3.4 Litigation.  There is no action, suit or proceeding pending or, to the Knowledge of the Member, threatened against the Member by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.5 Brokers and Finders.  The Member has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Buyer or the Company would be liable.

Section 3.6 Investment Representations.

(a) Offering Exemption.  The Member understands that the shares of Buyer Common Stock to be acquired by the Member pursuant to the Unit Purchase have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Buyer Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein.  The Member is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b) Knowledge and Experience; Ability to Bear Economic Risks.  The Member has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and the Member is able to bear the economic risk of this investment in the shares of Buyer Common Stock (including a complete loss of the Member’s investment).

(c) Limitations on Disposition.

(i) The Member understands that the Member must bear the economic risk of the Member’s investment in the shares of Buyer Common Stock indefinitely unless the shares of Buyer Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Buyer Common Stock is qualified under applicable state securities Laws or an exemption from such qualification is available.  The Member further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow the Member to Transfer any or all of the Member’s interest in the shares of Buyer Common Stock in the amounts or at the times the Member might propose.

(ii) The Member acknowledges that he is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions.  The Member understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale.  The Member acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Buyer Common Stock.  The Member understands, that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(d) Advisors.  The Member has consulted his own legal and tax advisors regarding the consequences of the transaction contemplated by this Agreement and acknowledges that he is not relying upon, nor has he received, any legal or tax advice from the Company, the Buyer or their respective legal counsel or accountants.

(e) Investment Purpose.  The Member is acquiring the Member’s interest in the shares of Buyer Common Stock solely for the Member’s own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of Transferring or distributing the Member’s interest in the shares of Buyer Common Stock.

(f) Restrictive Legend.  The Member understands and acknowledges that the shares of Buyer Common Stock are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing the Member’s shares of Buyer Common Stock:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer’s disclosure schedule provided herewith (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to the Company and the Member, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:

Section 4.1 Corporate Organization, Etc.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  The Buyer is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  True and complete copies of the organizational and governing documents of the Buyer as presently in effect have been heretofore made available to the Company.  The Buyer is not in violation of any term or provision of its organizational or governing documents.

Section 4.2 Capitalization.  The authorized shares of capital stock of the Buyer consist of (a) 20,000,000 shares of Buyer Common Stock, of which 12,682,714 shares were outstanding as of June 30, 2015, and (b) 5,000,000 shares of preferred stock, of which no shares were outstanding as of the date hereof.  Except for the Buyer Common Stock issued upon exercise of options or warrants, no shares of Buyer Common Stock have been issued between June 30, 2015 and the date hereof.  All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws.  As of the date hereof, except for warrants to purchase an aggregate of 40,039 shares of Buyer Common Stock and 2,000,000 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options that have been granted or may be granted in the future, there are no outstanding (i) securities convertible into or exchangeable for capital stock of the Buyer, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Buyer, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Buyer, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Buyer is subject or bound.

Section 4.3 Authority Relative to this Agreement.  The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions.  The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions, including, without limitation, the Unit Purchase, have been duly and validly authorized by all required corporate or other action on the part of the Buyer, and no other corporate or other proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Buyer and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.  The shares of Buyer Common Stock payable by the Buyer under this Agreement have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by the Member) and in compliance with applicable U.S. state and federal securities Laws.

Section 4.4 Consents and Approvals; No Violations.  None of the execution or delivery of any of the Transaction Documents by the Buyer, the performance by the Buyer of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Buyer will (a) violate any provision of the organizational or governing documents of the Buyer, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 4.4 of the Buyer Disclosure Schedule (the “Buyer Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Buyer pursuant to, any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to the Buyer or by which the Buyer or any of its properties or assets is bound or (e) require the Buyer to obtain the approval of any holders of any of its capital stock by Law, the Buyer’s articles of incorporation or bylaws or otherwise in order for the Buyer to consummate the Unit Purchase and the Contemplated Transactions.

Section 4.5 Litigation.  There is no material action, suit, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of their respective properties by or before any Governmental Entity.  The Buyer is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity.  There is no action, suit or proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 4.6 Brokers and Finders.  The Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which either the Company or the Member would be liable.

Section 4.7 Sufficient Funds.  The Buyer will have sufficient funds to pay the Closing Cash Payment and to consummate the Contemplated Transactions.  The Buyer’s obligations to pay the required cash portions hereunder are not contingent upon procuring any financing.

Section 4.8 SEC Filings; Financial Statements.

(a) The Buyer has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since May 11, 2015 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”).  Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Buyer Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Buyer and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c) Except (i) to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the balance sheet of Buyer included in the SEC Report last filed prior to the date hereof, (ii) incurred in the ordinary course of business since the date of the last balance sheet referred to in the preceding clause (i), or (iii) for liabilities incurred in connection with this Agreement, any of the Contemplated Transactions or any financing to be obtained by Buyer in connection therewith, the Buyer does not have any liabilities or obligations that have or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.9 Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or any of the Contemplated Transactions, since June 30, 2015, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.10 Reliance.  The foregoing representations and warranties are made by the Buyer with the knowledge and expectation that the Company and the Member are relying upon them.

Section 4.11 Disclosure.  No representation or warranty by the Buyer in this Agreement, including the Buyer Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business of the Company Pending the Closing.  Except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Closing, the Company will conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it.  Without limiting the generality of the foregoing, the Company will not, prior to the Closing, without the prior written consent of the Buyer (which may not be unreasonably withheld, delayed or conditioned):

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional units, or securities convertible into or exchangeable for any such units, or any rights, warrants or options to acquire any such units or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any units outstanding on the date hereof;

(b) split, combine or reclassify any of its units;

(c) declare or pay any dividend or distribution to the Member;

(d) redeem, purchase or otherwise acquire any outstanding Units;

(e) propose or adopt any amendment to any of its organizational or governing documents;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber its units; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(g) (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, Officers, employees, consultants or contractors, except for increases to employees (other than Officers), consultants or contractors made in the ordinary course of business, (ii) except as set forth in Section 5.1(g) of the Company Disclosure Schedule, pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) except as set forth on Section 5.1(g) of the Company Disclosure Schedule, adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement, other than, with respect to Employee Arrangements, in the ordinary course of business;

(h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business;

(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(j) settle or compromise any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim;

(k) fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;

(l) sell, dispose of, or permit to lapse, or, other than in the ordinary course of business, license, any rights to any material Intellectual Property;

(m) change any of its banking or safe deposit arrangements;

(n) fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;

(o) amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract, in each case other than in the ordinary course of business;

(p) except for any reasonable fees or costs directly associated with the Contemplated Transactions, make any capital expenditures (for equipment and related items) in excess of $10,000 in the aggregate;

(q) satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business;

(r) (i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any Tax election, or (v) settle or compromise any Tax liability; or

(s) take or agree in writing to take any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.

Section 5.2 Access to Information.  From the date of this Agreement to the Closing, the Company will (a) give the Buyer and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company, (b) permit the Buyer and its authorized Representatives to make such inspections thereof as the Buyer may reasonably request, and (c) cause the Officers and employees of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business and operations of the Company as the Buyer may from time to time reasonably request; however, that all access under this Section 5.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company.  No investigation under this Section 5.2 shall affect or be deemed to modify any of the representations or warranties made by any of the Buyer, the Company or the Member in this Agreement.

Section 5.3 Disclosure Supplements.  From time to time prior to the Closing, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which the Company becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby (each a “Schedule Supplement”).

Section 5.4 Consents and Approvals.  Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.

Section 5.5 Filings.  Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions or required by Law.

Section 5.6 Further Assurances.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including confirmation of certain financial information and all material Contracts of the Company within seven days of the date hereof.  In furtherance and not in limitation of the covenants of the parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of the Buyer, the Company and the Member will cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.

(b) The Company and the Member will use their commercially reasonable efforts to have key employees of the Company identified by the Buyer execute and deliver to Buyer a non-competition and non-solicitation agreement, containing restrictions similar to those set forth in Section 6.5(a) and (b) of this Agreement, provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing the Buyer’s customary terms and conditions.  In addition, the Company and the Member will use their commercially reasonable efforts to have other employees of the Company identified by the Buyer on or before the Closing Date, execute and deliver to the Buyer a confidentiality and assignment of inventions agreement containing the Buyer’s customary terms and conditions, a copy of which has been provided to each of the Company and the Member before the date hereof.

Section 5.7 Conduct of the Business of the Buyer Pending the Closing.  Except as otherwise expressly provided by this Agreement or with the prior written consent of the Company (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Closing, the Buyer covenants and agrees that (a) it shall not amend its organizational or governing documents in a manner, or take any other action that will be, materially adverse to the Company or the Member and (b) it will conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Acquisition Proposals.  Neither the Company nor the Member will, nor will either of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of the Company acting on any of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.  Immediately after the execution and delivery of this Agreement, each of the Company and the Member will, and will cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform the Buyer of the receipt of any subsequent Acquisition Proposal.  Each of the Company and the Member will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.1 of the obligations undertaken in this Section 6.1.  “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of membership interests or other equity interests or securities; (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 6.2 Public Announcements.  The Buyer, on the one hand, and the Company and the Member, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Unit Purchase, and will not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that (a) following the execution of this Agreement, the Buyer shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that the Buyer shall consult with and consider any comments from the Member regarding the content of any such announcement) and (if the Buyer so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will (i) consult with the other parties hereto prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other party hereto.

Section 6.3 Indemnification.

(a) Indemnification by the Member.  Subject to the other terms of this Section 6.3, the Member will defend, indemnify and hold harmless the Buyer and its Representatives (collectively, the “Buyer Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Buyer Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by either the Company or the Member in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by either the Company or the Member in this Agreement, or (iii) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions.  “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.

(b) Indemnification by the Buyer.  Subject to the other terms of this Section 6.3, the Buyer will defend, indemnify and hold harmless the Member and each of its respective Representatives (collectively, the “Member Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Member Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by the Buyer in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by the Buyer in this Agreement.

(c) Indemnification Procedure.

(i) The Person seeking indemnification under this Section 6.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 6.3(a), such notice shall be given to the Member) of any third-party claim which may give rise to any indemnity obligation under this Section 6.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within ten (10) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party.  Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.  If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable.  If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel.  The parties hereto agree to cooperate with each other in connection with the defense of any such claim.  The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim.  The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

(ii) If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within thirty (30) days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 6.3(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 6.3(b), the Buyer will pay to the Member Indemnified Party promptly following such Resolution an amount in cash equal to the Losses of such Member Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 6.3(a), the Buyer will deliver evidence of such Resolution to the Member, whereupon the Member will deliver to the Buyer Indemnified Party an amount equal to the Losses of such Buyer Indemnified Party as set forth in such Resolution.  At the election of the Member, the amount to be delivered to the Buyer Indemnified Party in accordance with the immediately preceding sentence may be deducted from the Closing Stock Issuance.  Except as otherwise specifically provided in Section 6.3(d), the depletion of the Closing Stock Issuance will not serve as a bar to recovery by the Buyer Indemnified Parties from the Member of any indemnifiable Losses, and the Buyer Indemnified Parties will be entitled to look directly to the Member for any Losses in excess of the such amounts, and such Losses will be the obligations of the Member as provided in Section 6.3(a) and will be paid to the applicable Buyer Indemnified Party promptly following such Resolution.

(d) Limitations.

(i) The foregoing indemnification obligations will survive the consummation of the Unit Purchase for a period of two (2) years following the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.13, 2.19, 2.20, 2.21, 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7 and the first sentence of Section 2.14(a) (collectively, the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations, including any extensions thereof, or, if no statute of limitations is applicable thereto, for a period of six (6) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

(ii) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.3(d)(ii)), the Member will have no liability to the Buyer Indemnified Parties for indemnification claims brought under Section 6.3(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Buyer Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(iii) (A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Member for any and all Losses in respect of indemnification claims brought under Section 6.3(a)(i) shall be limited to an amount equal to $1,000,000 (the “Representations Claims Cap”), and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of the Member for any and all Losses in respect of indemnification claims brought under Section 6.3(a) shall be limited to an amount equal to the Purchase Price paid to or earned by the Member (the “Aggregate Claims Cap”).

(iv) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.3(d)(iv)), the Buyer will have no liability to the Member Indemnified Parties for indemnification claims brought under Section 6.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Member Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(v) (A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Buyer for any and all Losses in respect of indemnification claims brought under Section 6.3(b)(i) shall be limited to an amount equal to the Representations Claims Cap, and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of Buyer for any and all Losses in respect of indemnification claims brought under Section 6.3(b) shall be limited to an amount equal to the Aggregate Claims Cap.

(vi) The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement, except that, in such event, an Indemnified Party will not be entitled to indemnification with respect to any inaccuracy or breach of any representation, warranty, covenant or agreement that would result in the failure of a condition set forth in Article VII if (i) the Indemnifying Party provided notice under Section 6.4 with respect to such inaccuracy or breach and (ii) the failure of such condition provides the Indemnified Party the right to terminate this Agreement under Article VIII (without regard to notices or cure periods) or the ability to not consummate the transactions contemplated hereby.

(vii) In calculating the amount of Losses recoverable pursuant to this Section 6.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnified Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(viii) Notwithstanding anything in this Agreement to the contrary, no Member shall be liable to any Buyer Indemnified Party, and Buyer shall not be liable to any Member Indemnified Party, for any punitive damages.

(ix) Following the Closing Date, the sole and exclusive remedy of the Buyer Indemnified Parties and the Member Indemnified Parties with respect to any and all claims relating to this Agreement, the Company Disclosure Schedule, the Buyer Disclosure Schedule or any of the certificates delivered pursuant to Section 7.2(d) or Section 7.3(d) shall be indemnification in accordance with this Section 6.3, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 6.5 or Article I, and provided that any claims under the Employment Agreements shall not be limited by this section and shall be subject to any applicable remedies thereunder.  Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 6.3.

(e) The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 6.3 as an adjustment to the aggregate Purchase Price for federal, state, local and foreign income tax purposes.

Section 6.4 Notification of Certain Matters.  From the date of this Agreement to the Closing, the Company or the Member, as applicable, will give prompt notice to the Buyer, and the Buyer will give prompt notice to the Company and the Member, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any failure of the Company, the Member or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, (d) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect, or (e) in the case of the Buyer, any facts or circumstances that could reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

Section 6.5 Non-Competition.  As a material inducement to the Buyer’s consummation of the Contemplated Transactions, including, without limitation, the Buyer’s acquisition of the goodwill associated with the business of the Company, the Member agrees as to sub-sections (a)-(d) below.  However, in the event of a breach by the Buyer of this Agreement with respect specifically to the payment of the Closing Stock Issuance, sub-sections (a)-(d) below shall be null and void.

(a) The Member will not, for a period of one (1) year following the cessation of his employment with the Company or the Buyer (or if longer, co-terminus with any non-compete provisions the Member enters into with the Company or the Buyer) (computed by excluding from such computation any time during which the Member is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5(a)) (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of the Company (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Company Intellectual Property other than in connection with the business of the Company. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any shares of capital stock of the Buyer.

(b) The Member will not, for a period of one (1) year following the cessation of his employment with the Company or the Buyer (or if longer, co-terminus with any non-compete provisions the Member enters into with the Company or the Buyer) (computed by excluding from such computation any time during which the Member is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5(b)), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of any of the Buyer, the Company, or any of the Buyer’s subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business.  For purposes of this Section 6.5(b), a Person shall be deemed to be an employee, customer, advertiser or strategic partner of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.

(c) The Member agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Buyer’s acquisition of the goodwill associated with the business of the Company.  If a judicial or arbitral determination is made that any provision of this Section 6.5 constitutes an unreasonable or otherwise unenforceable restriction against the Member, then the provisions of this Section 6.5 shall be rendered void with respect to the Member only to the extent such judicial or arbitral determination finds such provisions to be unenforceable.  In that regard, any judicial or arbitral authority construing this Section 6.5 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 6.5 to the remaining business activities, time periods and/or geographical areas not so severed.  Moreover, in the event that any provision, or the application thereof, of this Section 6.5 is determined not to be specifically enforceable, the Buyer may be entitled to recover monetary damages as a result of the breach of such agreement.

(d) The Member acknowledges that he has carefully read and considered the provisions of this Section 6.5.  The Member acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.5.  The Member also acknowledges and understands that these restrictions are reasonably necessary to protect interests of the Buyer, including, without limitation, protection of the goodwill acquired, and the Member acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the Restricted Business set forth in this Section 6.5 during the periods covered by the restrictive covenants set forth in this Section 6.5.  The Member also acknowledges that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 6.5.

Section 6.6 Employee Matters.

(a) An employment agreement shall be executed at, and shall be a condition precedent for, Closing for Thomas M. Moreno.  Under his employment agreement, the form of which is attached as Exhibit A hereto, Mr. Moreno shall continue to serve as President of the Company and shall be entitled to receive a base salary of $20,000 per month.  The employment agreement shall have a three-year term and provide for other terms customary for employment arrangements of this type; the final terms of which will be mutually agreed upon by both the Buyer and Mr. Moreno.  No rights to employment will exist unless and until such employment agreement is executed and delivered.

(b) Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Buyer’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as the Buyer otherwise satisfies its obligations under this Section 6.6, (iii) is intended to confer upon any current or former employee (except for Mr. Moreno) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 6.7 Tax Covenants.

(a) To the extent permitted under applicable Law, the Company shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b) To the extent not filed prior hereto, the Member will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period.  At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Member will deliver such Company Tax Return to the Buyer.  No later than fifteen (15) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Buyer may make reasonable changes and revisions to such Company Tax Return (provided that any changes do not require the Company to incur any additional tax obligations).  The Member will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period.  At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by the Buyer) for a Pre-Closing Period is due (after taking into account any valid extension), the Member will pay to the Buyer an amount equal to any Company Tax due with respect to such Company Tax Return, and the Buyer will file such Company Tax Return.

(c) Buyer will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law.  At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Buyer will deliver such Company Tax Return to the Member.  No later than fifteen (15) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Member may make reasonable changes and revisions to such Company Tax Return.  Buyer will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period.  At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Member) for a Straddle Period is due (after taking into account any valid extension), the Member will pay to the Buyer an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 6.7(d), to the portion of such Straddle Period ending on and including the Closing Date.

(d) In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e) Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period.  Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period.  The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return.  Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Member will give to Buyer reasonable written notice and, to the extent Buyer so requests, such Member will permit Buyer to take possession of all such information, records and documents.  In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Buyer will have the right to control any such audit, action, suit, claim or proceeding.  Nothing in this Section 6.7(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties.  Each party will bear its own costs and expenses in complying with the provisions of this Section 6.7(e).

(f) Buyer and the Member shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions.  The party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable.  To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(g) The Member will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless the Buyer, in its reasonable discretion, consents in writing thereto.  The Buyer will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Buyer is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Buyer determines in its reasonable discretion that neither the Buyer nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(h) Any Tax sharing or similar agreement with respect to or involving the Company will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year).  Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.

Section 6.8 Rule 144.  The Buyer hereby agrees to maintain adequate current information about the Buyer and remain a reporting company for at least 12 months after the Closing Date to afford the Member the right to resale under Rule 144 (assuming all the other conditions are met), unless there is a Change of Control or if the Buyer’s Board of Directors, in the exercise of their good faith business judgment and fiduciary duties, determine otherwise.

Section 6.9 Company Location.  The Buyer hereby agrees that substantially all of the Company’s executive operations will remain in The Woodlands, Texas during the term of the Employment Agreement.

Section 6.10 Company Name Change.  Following the Closing, the Company shall operate as a wholly-owned, independently operated professional services subsidiary of the Buyer and will provide implementation and long-term support for the end-users of the Buyer’s software products.  Upon request of the Member following the Closing, the Company and the Buyer shall take all reasonable steps to change the name of the Company.

Section 6.11 Nasdaq Notification.  As soon as practicable following the execution of this Agreement, the Buyer shall notify the Nasdaq Capital Market of its intention to issue the Closing Stock Issuance and the parties shall mutually draft a press release for review by the Nasdaq Capital Market regarding the Contemplated Transactions and Closing Stock Issuance.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE UNIT PURCHASE

Section 7.1 Conditions to Each Party’s Obligations to Effect the Unit Purchase.  The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a) The Buyer, the Company and the Member shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions.

(b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

(c) No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

Section 7.2 Conditions to the Obligations of Buyer.  The obligations of the Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by the Buyer to the extent permitted by applicable Law:

(a) The representations and warranties of each of the Company and the Member contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) Each of the Company and the Member shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and the Member shall have delivered to the Buyer certificates, dated the date of the Closing, signed by an executive officer of the Company and the Member, certifying as to the fulfillment of the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) All of the Company Consents set forth in Section 7.2(e) of the Company Disclosure Schedule shall have been obtained.

(f) All proceedings of the Company and the Member that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in a secretary’s certificate, as is customary in transactions such as this one.

(g) All unitholders agreements, voting agreements, registration rights agreements and similar agreements between or among the Company and the Member, and all other agreements set forth in Section 7.2(g) of the Company Disclosure Schedule, shall have been terminated and shall cease to be of force or effect.

(h) The Company shall have delivered to the Buyer in writing an accounting of the Company’s aggregate balance of cash and cash equivalents plus current accounts receivable as of the Closing Date, which shall not be less than $100,000.

(i) The Company shall have delivered to the Buyer auditable financial statements of the Company as of and for the years ended December 31, 2014 and 2013, and the Buyer shall be satisfied, in its sole discretion, that the auditable financial statements of the Company as of and for the years ended December 31, 2014 and 2013 (as well as any auditable “stub” financial statements for any interim 2015 quarterly period, if required) will be completed on or before 60 days following the Closing Date.

Section 7.3 Conditions to the Obligations of the Company and the Member.  The respective obligations of the Company and the Member to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company and the Member to the extent permitted by applicable Law:

(a) The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) The Buyer shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

(d) The Buyer shall have delivered to the Member a certificate, dated the Closing Date, signed by an executive officer of the Buyer, certifying as to the fulfillment of the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(e) All of the Buyer Consents shall have been obtained.

(f) All proceedings of the Buyer that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Company and its counsel, each of which shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in a secretary’s certificate as is customary in transactions such as this one.

Section 7.4 Closing Deliveries.  At Closing, the following documents will be delivered, or caused to be delivered, to the parties as set forth in each subsection:

(a) The Member shall deliver to the Buyer his Employment Agreement and a license agreement, in a form reasonably acceptable to the parties hereto, pursuant to which the “ThinOps” name shall be licensed to the Buyer (the “ThinOps License Agreement”).

(b)           The Buyer shall deliver to the Member his Employment Agreement and the ThinOps License Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Agreement.  This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing, by mutual written consent of the Buyer and the Company.

Section 8.2 Termination by either the Buyer or Company.  This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing by the Buyer or the Company if:

(a) the Closing shall not have been consummated within forty-five (45) days after the date hereof; or

(b) any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Unit Purchase shall become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party (and in the case of the Company, including the Member) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Unit Purchase to be consummated.

Section 8.3 Termination by the Company.  This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing by the Company, if any representation of the Buyer contained in this Agreement shall have been inaccurate, or the Buyer shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to the Buyer thereof.

Section 8.4 Termination by the Buyer.  This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing by the Buyer, if any representation of any of the Company or the Member contained in this Agreement shall have been inaccurate, or any of the Company or the Member shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Buyer to the Company thereof; provided that, if the reason for the Buyer’s termination is due to the Company’s breach of Section 2.6(b) hereof, the Buyer shall provide written notice to the Company within three (3) Business Days after the Company informs the Buyer in writing that the Company’s total revenue for the 12 months ended December 31, 2014 is less than $2,000,000, or the Buyer shall be deemed to have waived any such closing condition under Section 7.2(a), and in the event of such termination the Company and the Member shall be fully released from any further obligations pursuant to the Transaction Documents, except as provided in Section 8.5 below.

Section 8.5 Effect of Termination and Abandonment.  In the event of the termination of this Agreement and the abandonment of the Unit Purchase pursuant to this Article VIII, this Agreement (other than this Section 8.5, the second sentence of Section 5.2, Section 6.2, the second and third sentences of Section 7.2(h), and Article VIII) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment.

(a) This Agreement (including the exhibits hereto, the Buyer Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, by any of the Company or the Member, on the one hand, or the Buyer, on the other hand, without the prior written consent of the other party(ies).  Any assignment in violation of the preceding sentence shall be void.

Section 9.2 Notices.  All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that, in the case of facsimile, receipt is confirmed and, in the case of e-mail, the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to the Buyer, to:	Code Rebel Corporation
77 Ho’okele Street, Suite 102
Kahului, Hawaii 96732
Attention:	Mr. Arben Kryeziu
Chairman and Chief Executive Officer
Facsimile: (808) 893-2401
Email: arben@coderebel.com

with a copy (which shall
not constitute notice) to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:	Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
Email: sfeldman@olshanlaw.com

if to either the Company
or the Member, to:	ThinOps Resources LLC
P.O. Box 9545
The Woodlands, Texas 77387
Attention:	Mr. Thomas M. Moreno
President
Phone: (281) 702-1026
Email: tom.moreno@thinops.com

or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

Section 9.3 Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby.  All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any New York state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court located in New York County, New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.2.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 9.4 Expenses.  All fees and out-of-pocket expenses incurred by the Company or the Member in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Member.  If and to the extent such fees and out-of-pocket expenses are not so paid by the Member, the Buyer shall have the right to offset any cash payments to him under Section 1.1 hereof for such amounts.  All fees and out-of-pocket expenses incurred by the Buyer in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Buyer.

Section 9.5 Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.6 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.8 Specific Performance.  Notwithstanding Section 6.3(d)(ix), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.9 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.  Facsimile or .pdf signatures shall have the same force and effect as original signatures.

Section 9.10 Interpretation.

(a) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its successors and permitted assigns.

(b) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.11 Amendment and Modification; Waiver.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Buyer, the Company and the Member.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.12 Legal Counsel. Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same. The Member understands and agrees that Olshan Frome Wolosky LLP has prepared this Agreement and is not representing the Member in an individual capacity in the negotiation and consummation of the transactions hereunder. The parties further agree that any rule that provides that an ambiguity within a document will be interpreted against the party drafting such document shall not apply.

Section 9.13 Definitions.  As used herein,

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Buyer Common Stock” has the meaning given to it in Section 1.1(b) hereof.

“Buyer Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Buyer to perform any of its obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Change of Control” shall occur if any Person becomes the beneficial owner (as that concept is defined in Rule 13d-3 promulgated under the Exchange Act) of securities of a company or other entity possessing at least 51% of the voting power to direct the policies, conduct and business of such company or other entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 2.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company.

“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company, or (ii) prevents or materially impairs or delays the ability,  or would reasonably be expected to prevent or materially impair or delay the ability, of the Company to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company or any Company Tax.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Unit Purchase.

“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

“Employment Agreement” means the employment letter between the Buyer and Thomas M. Moreno in the form mutually agreed upon by the Buyer and Mr. Moreno on or prior to the date hereof.

“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, limited liability company and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, the Member, (ii) in the case of the Member, such Member, and (ii) in the case of the Buyer, Arben Kryeziu.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Officer” means each of the officers set forth on Section 2.19 of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued as of the Closing Date or at any time during the Restricted Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.

“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.

“Transaction Documents” means this Agreement and the Employment Agreement.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition.

“Treasury Regulations” means the regulations promulgated under the Code.

[Signature page to Membership Interest Purchase Agreement follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

CODE REBEL CORPORATION

By:	/s/ Arben Kryeziu
	Name:	Arben Kryeziu
	Title:	Chairman and Chief Executive Officer

THINOPS RESOURCES LLC

By:	/s/ Thomas M. Moreno
	Name:	Thomas M. Moreno
	Title:	President

SOLE MEMBER:

Thomas M. Moreno
Thomas M. Moreno

[Signature Page to Membership Interest Purchase Agreement]